Exhibit 99.1

NEWS RELEASE

Diversa Appoints Fernand Kaufmann, Ph.D. to Its Board of Directors

Former senior executive of The Dow Chemical Company to provide significant industry and product development experience

San Diego, CA, November 4, 2004 – Diversa Corporation (Nasdaq: DVSA) today announced that Dr. Fernand Kaufmann was appointed to serve on its Board of Directors. Dr. Kaufmann brings to the Company more than three decades of experience in industries ranging from specialty chemicals and biotechnology to pharmaceutical development. As part of a successful career with The Dow Chemical Company, Dr. Kaufmann served as a key member of Dow’s senior management team and management executive committee before his retirement in 2001.

“We are fortunate to bring Dr. Kaufmann’s broad expertise to Diversa’s Board of Directors. His perspectives will be extremely valuable as we continue to advance both our Bioscience product portfolio and our pharmaceutical programs,” stated Dr. Jay M. Short, Diversa’s President and Chief Executive Officer.

Dr. Kaufmann joined Dow R&D in Switzerland in 1969. From 1974 to 1983, he held various business positions at Dow in the specialty chemical products and pharmaceuticals businesses. In 1983, Dr. Kaufmann was named Managing Director of Dow in Germany. In 1985, he was named Vice-President of Agricultural Products for Dow Europe. In 1987, Dr. Kaufmann was named Vice-President of Performance Products, and in 1990 he was appointed as Vice-President of Marketing and Sales for all products of Dow Europe. In 1992, he transferred to Dow’s Headquarters in the US as Group Vice-President for New Businesses. In 1995, he took on the additional responsibility of Strategic Development and Planning and became a member of Dow’s senior management team and management executive committee. Until his retirement in April 2001, Dr. Kaufmann also held the following additional responsibilities at Dow:

•	Leadership of Dow’s venture capital investments and biotechnology development efforts

•	Chairman of the Board of Cargill Dow, a Cargill and Dow JV producing polylactic acid based polymers

•	Board member of Dow AgroSciences, a pesticide and plant science company

Dr. Kaufmann currently serves as chairman of the board of HPL SA, a Swiss technology start-up company in the field of novel lithium-ion battery technology and as an advisor to two private equity funds. Dr. Kaufmann received a Ph.D. in Polymer Chemistry from the University of Strasbourg in France in 1969.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. Diversa has established alliances and joint ventures with market leaders, such as Amgen, BASF, Bayer Animal Health, The Dow Chemical Company, DSM Pharma Chemicals, DuPont Bio-Based Materials, Givaudan Flavors Corporation, GlaxoSmithKline plc, Invitrogen Corporation, Medarex, and Xoma. In addition, Diversa has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the value of Dr. Kaufmann’s experience and expertise to Diversa, which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, Diversa’s dependence on patents and proprietary rights, Diversa’s protection and enforcement of its patents and proprietary rights, Diversa’s dependence on its existing collaborators (including Syngenta) and collaborations and ability to enter into and/or maintain and perform under collaboration and joint venture agreements in the future, delays in obtaining regulatory approval for proposed Diversa products, Diversa’s ability to commercialize products, customer adoption of Diversa products, Diversa’s ability to penetrate the market with new products, and the development or availability of competitive products or technologies. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Martin Sabarsky

Corporate Development & Investor Relations

Diversa Corporation

(858) 526-5166

Jason Spark for Diversa

Atkins + Associates

(858) 527-3491